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                 PARTITION AND NOVATION AGREEMENT ("AGREEMENT")

  THIS AGREEMENT made as of the 1st day of January, 2014 (the "Effective Date")

                                BY AND BETWEEN:

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                             ("the Ceding Company")
                                     -and-

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                               ("the Reinsurer")
                                     -and-

                      METROPOLITAN LIFE INSURANCE COMPANY
                                    ("MLIC")

WHEREAS the Ceding Company and the Reinsurer entered into a Reinsurance Agreement effective 12/1/1996 (the "Reinsurance Agreement") under which Reinsurer assumes Variable Annuity business (the "Reinsured Business"); and

WHEREAS, the Reinsured Business includes contracts that were issued to both contractholders resident in New York (the "NY Business") and contracts that were issued to contractholders resident outside New York (the "U.S. Business"); and

WHEREAS the Ceding Company intends to surrender its license to sell insurance in NY, and therefore reinsure 100% of the NY Business with MLIC a moment in time immediately preceding the enactment of this Agreement, pursuant to an agreement between the Ceding Company and MLIC; and

WHEREAS, as of the Effective Date of this Agreement, the Ceding Company wishes to novate the Reinsurance Agreement with respect to the New York Business such that MLIC will assume all of the Ceding Company's interests, rights, duties, obligations and liabilities with respect to the NY Business as set out below, while the Ceding Company retains all interests, rights, duties, obligations and liabilities under the Reinsurance Agreement with respect to the U.S. Business, which is not novated to MLIC; and

WHEREAS, MLIC wishes to assume all of the Ceding Company's interest, rights, duties, obligations and liabilities under the Reinsurance Agreement with respect to the NY Business; and

WHEREAS, the Reinsurer wishes to consent and agree to novation of the Reinsurance Agreement to MLIC with respect to the New York Business.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Ceding Company, the Reinsurer, and MLIC (together, "the Parties") hereto covenant and agree as follows:

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1) As of the Effective Date of this Agreement the Parties hereby agree to a novation of the Reinsurance Agreement with respect to the NY Business as follows:

     a) MLIC agrees with each of the Ceding Company and the Reinsurer to assume all of the interests, rights, duties, obligations and liabilities of the Ceding Company under the Reinsurance Agreement with respect to the NY Business, and to be bound by all of the terms and conditions of the Reinsurance Agreement with respect to the NY Business and to perform all of the Ceding Company's duties, obligations and liabilities under the Reinsurance Agreement with respect to the NY Business, including the duties, obligations and liabilities as reflected in each arbitration award between the Ceding Company and the Reinsurer, to the same extent as if MLIC were an original party to the Reinsurance Agreement instead of the Ceding Company;

     b) The Reinsurer accepts MLIC's assumption of all of the interests, rights, duties, obligations and liabilities of the Ceding Company under the Reinsurance Agreement with respect to the NY Business in lieu of the liability of the Ceding Company, agrees to MLIC being bound by all of the terms and conditions of the Reinsurance Agreement with respect to the NY Business and to MLIC performing all of the Ceding Company's duties, obligations and liabilities under the Reinsurance Agreement with respect to the NY Business and agrees that MLIC shall have all of the Ceding Company's interests and rights under the Reinsurance Agreement with respect to the NY Business, including the interests and rights as reflected in each arbitration award between the Ceding Company and the Reinsurer, to the same extent as if MLIC were an original party to the Reinsurance Agreement instead of the Ceding Company;

     c) The Reinsurer and MLIC hereby ratify and confirm that, from the Effective Date, the Reinsurance Agreement as it respects the NY Business is an agreement solely between the Reinsurer and MLIC and is in full force and effect in accordance with its terms and conditions and the terms and conditions of this Agreement, which shall form part of the Reinsurance Agreement;

     d) The Reinsurer and the Ceding Company mutually release and forever discharge each other from any and all of the duties, obligations and liabilities with respect to the NY Business under the Reinsurance Agreement, and from all claims, demands, actions and causes of actions which either of them ever had, now has or may hereafter have against the other in any way arising out of, resulting from or related to the NY Business except that such release shall not apply to any issues that relate to the arbitration between the Reinsurer and the Ceding Company that was commenced by the Reinsurer's October 11, 2010 arbitration demand;

     e) The Ceding Company and MLIC agree that payment by the Reinsurer to either the Ceding Company or MLIC of a debt due from the Reinsurer to one of them satisfies the Reinsurer's obligation to the entity to whom the debt was due. The Ceding Company and MLIC jointly and severally indemnify the Reinsurer for and against any claim, demand, action or cause of action relating to a debt due to the Ceding Company or MLIC that was paid by the Reinsurer to one of them;

     f) The Reinsurer, Ceding Company and MLIC agree that any dispute between them under the Reinsurance Agreement shall be resolved in a single arbitration between the Reinsurer on one side and the Ceding Company and MLIC on the other side, in which the Ceding Company and MLIC act as a single party and appoint a single party appointed arbitrator;

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     g) MLIC agrees that it assumes responsibility for all claims, demands, actions and causes of actions arising out of, resulting from or related to the NY Business that the Reinsurer had as of the Effective Date against the Ceding Company;

     h) The Ceding Company, MLIC, and the Reinsurer agree that any actions or omissions of Ceding Company and any payments by Reinsurance to the Ceding Company with respect to the NY Business that were made prior to the Effective Date hereof are binding on MLIC as if MLIC were an original party to the Reinsurance Agreement; and

     i) The Ceding Company and MLIC agree that, notwithstanding the Partition and Novation Agreement, the Reinsurer shall be entitled to obtain, at a single location, Access to Records under the Reinsurance Agreement to records relating to both the NY Business and the U.S. Business, may provide the Ceding Company and MLIC with joint notice of audits that include both the NY Business and the US Business, and may also prepare and submit to the Ceding Company and MLIC audit reports that include both the NY Business and the US Business.

2) The Reinsurer and the Ceding Company hereby ratify and confirm the Reinsurance Agreement, with respect to the U.S. Business, is an agreement solely between them, in full force and effect in accordance with its terms and conditions and the terms and conditions of this Agreement, and that the Ceding Company retains the duties, obligations and liabilities as reflected in each arbitration award between the Ceding Company and the Reinsurer, with respect to the U.S. Business.

3) For greater certainty, the Ceding Company shall continue to be bound by the terms and conditions of the Reinsurance Agreement in respect of both the U.S. Business and the NY Business prior to the Effective Date of this Agreement. On and after the Effective Date of this Agreement, the Ceding Company shall only be bound by the terms and conditions of the Reinsurance Agreement in respect of the U.S. Business.

4) The Ceding Company and MLIC jointly and severally indemnify and hold harmless the Reinsurer from the increased cost or expense, including but not limited to the actual and reasonable cost of administration, legal fees, cost of capital, compliance costs, and taxes, incurred in good faith by the Reinsurer under the Reinsurance Agreement that are caused by the partition and novation of the Reinsurance Agreement to the extent that that cost or expense exceeds the cost or expense, including but not limited to the cost of administration, legal fees, cost of capital, compliance costs, and taxes, that would have been incurred by the Reinsurer under the Reinsurance Agreement if the partition and novation of the Reinsurance Agreement had not occurred. The Reinsurer shall submit all bills for such increased cost or expense to the Ceding Company and MLIC for prompt indemnification.

5) Any notice or other communication to be made or given hereunder or under the Reinsurance Agreement by the Ceding Company, MLIC or the Reinsurer (in each case, "Communication") shall follow the terms of notice under the Reinsurance Agreement and be made to:

IF TO THE CEDING COMPANY:
     Roberto Baron
     MetLife Insurance Company of Connecticut
     1095 Avenue of the Americas

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     New York, NY 10036
     email address: rbaron@metlife.com

IF TO THE REINSURER:
     James DeVivo
     CIGNA Reinsurance
     900 Cottage Grove Road
     B3REI
     Bloomfield, CT 06002
     email address: james.devivo@CIGNA.com

IF TO MLIC:
     Roberto Baron
     Metropolitan Life Insurance Company
     1095 Avenue of the Americas
     New York, NY 10036
     email address: rbaron@metlife.com

Or to such other address or telecopy number as any party may from time to time designate in accordance with this section.

6) Each party agrees to do all things as may be necessary to give full effect to this Agreement.

7) This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous oral or written agreements relating thereto. However, MLIC, the Ceding Company, and the Reinsurer do not intend by this Agreement to supersede or modify any of the terms and conditions in the Reinsurance Agreement, other than as expressly provided in this Agreement. This Agreement shall not be amended or modified except by written agreement signed by duly authorized officers of the Parties hereto. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8) This Partition and Novation Agreement shall be governed by and construed in accordance with the laws of the state of New York, excluding its choice of law provisions, and any disputes relating to this Agreement shall be resolved in arbitration conducted in accordance with the terms of the arbitration agreement in the Reinsurance Agreement, except as otherwise provided herein. The Reinsurance Agreement shall remain governed by and construed in accordance with the laws of the state of Connecticut, excluding its choice of law provisions, and any arbitration proceedings involving the Reinsurance Agreement shall take place in Hartford, Connecticut.

9) Article XVI Paragraph 1 and 2 of the Reinsurance Agreement as it relates to the obligations as described herein with respect to the New York Business only is deleted in its entirety and replaced with the following:

If MLIC is judged insolvent, the Reinsurer will pay all reinsurance under this Agreement directly to MLIC, its liquidator, receiver or statutory successor on the basis of the Reinsurer's liability under the Policy or Policies reinsured without decrease because of MLIC's insolvency. It is understood, however, that in the event of MLIC's insolvency the liquidator, receiver or statutory successor will give the Reinsurer written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, the Reinsurer may investigate and interpose at its own expense in the proceedings

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where the claim is to be adjudicated, any defense which the Reinsurer may deem available to MLIC, its liquidator, receiver or statutory successor. It is further understood that the expense the Reinsurer incurs will be chargeable, subject to court approval, against MLIC as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to MLIC solely as a result of the defense the Reinsurer has undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the Agreement as though MLIC had incurred the expense. Should MLIC go into liquidation or should a receiver be appointed, all amounts due to MLIC or Reinsurer under this Agreement shall be subject to the right of offset at any time and from time to time, and upon the exercise of same, only the net balance will be due. The application of the offset in the event of insolvency shall not be deemed to constitute diminution.

10) All capitalized terms not defined herein shall have the meanings ascribed thereto in the Reinsurance Agreement. All other terms of the Reinsurance Agreement not modified shall remain in full force and effect.

11) This Agreement is conditional upon the contemplated 100% reinsurance of the New York Business from the Ceding Company to MLIC effective January 1, 2014. If, for whatever reason, such reinsurance is not effective on that date, this Agreement shall be null and void and the Reinsurance Agreement shall continue in full force and effect, unamended by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, on the dates indicated below.

METROPOLITAN LIFE INSURANCE COMPANY

By:    /s/ Roberto Baron
       -----------------------------------
Name:  Roberto Baron
Title: Senior Vice President
Date:  12/27/2013

METLIFE INSURANCE COMPANY OF CONNECTICUT

By:    /s/ Roberto Baron
       -----------------------------------
Name:  Roberto Baron
Title: Vice President
Date:  12/27/2013

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:    /s/ James DeVivo
       -----------------------------------
Name:  James DeVivo
Title: AVP Risk management
Date:  20 December 2013

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